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                                                                     EXHIBIT 3.5

                          ARTICLES OF INCORPORATION
                                      OF
                            PLASTRONICS PLUS, INC.

    I, the undersigned, for the purpose of forming a corporation under and pursuant to the provisions of Business Corporation Law of Wisconsin, and any amendment thereto, do hereby associate myself as a body corporate and do hereby adopt the following Articles of Incorporation:

                                  ARTICLE I

    The name of this corporation shall be Plastronics Plus, Inc.

                                  ARTICLE II

    The location and post office address of the registered office of this corporation in the State of Wisconsin shall be 132 Beloit Street, Walworth, Wisconsin 53184. The name of the registered agent of this corporation in Wisconsin is Christian J. Hubertz, 132 Beloit Street, Walworth, WI.

                                 ARTICLE III

    The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Wisconsin Business Corporation Law.

                         Remit            $70.00
                         This filing           -
                         Other filing          -
                         Credit            70.00


                                  ARTICLE IV

    The period of existence and duration of this corporation shall be perpetual.

                                  ARTICLE V

    The aggregate number of shares of common stock which the corporation shall have authority to issue shall be one million shares of common capital stock with each having a part
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value of One Cent ($.01) per share.

                                  ARTICLE VI

    The aggregate number of shares of preferred stock which the corporation has the authority to issue shall be one million (1,000,000) shares of non-voting, non-participating cumulative redeemable preferred stock, each having a par value of One Cent ($.01) per share, upon terms and conditions to be determined by the Board of Directors in their discretion.

    The holders of the preferred shares shall be entitled to cumulative dividends thereon at the rate of twelve percent (12%) per annum payable on the purchase price per share, as such price is set and duly noted by the Board in their sole discretion, in priority to the payments of dividends on the common shares. Such dividends are to be payable annually with accrual of the dividend to begin on the first day of the quarter following the quarter in which the individual preferred shares are purchased. All remaining profits which the directors may determine to apply in payment of dividends shall be distributed among the holders of the common shares exclusively.

    Upon the dissolution of this corporation and the distribution of its assets, the preferred shares shall be paid in full at the purchase price thereof as recorded in the corporate records, before any amount shall be paid on account of the common shares. If payment in full can not be made then all the preferred shares shall be paid on a pro-rata basis until all funds from dissolution are exhausted.





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    The corporation shall have the right to redeem all of its non-voting, non-participating cumulative redeemable preferred stock ($.01 par value), or any number of shares thereof (on a pro-rata basis amongst all preferred shareholders), issued and outstanding, at any time within five (5) years from the purchase thereof for two hundred fifty percent (250%) of the purchase price of such shares, as set and duly noted by the Board in their sole discretion, plus any accumulated and unpaid dividends owing to such preferred shareholders. Such redemption price shall escalate at a rate of five percent (5%) of the purchase price thereof per year after the fifth year on the day after the annual meeting of shareholders as set out in the Bylaws.

    In all instances, the Board shall have complete authority to determine upon and take the necessary proceedings fully to effect the purchase or redemption of the shares selected for redemption, and the cancellation of the certificates representing such shares. Upon the completion of such proceedings, the rights of holders of the shares of such preferred stock which have been redeemed and called, in the case of a redemption of less than all outstanding preferred shares, shall be reduced ratably with all other preferred shareholders, and in the case of a redemption of all outstanding preferred stock such rights shall in all respects cease, except that such holders shall be entitled to receive the redemption price for their respective shares.

    Whenever any shares of such preferred stock of the Corporation are purchased or redeemed as herein authorized, the Corporation may,
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by resolution of its Board of Directors, retire such shares, and thereupon this Corporation shall, in connection with the retirement of such shares, cause to be filed a certificate of reduction of stated capital.

                                 ARTICLE VII

    The sale of the stock of this corporation by any shareholder may be restricted in the Bylaws or in any contract between two or more shareholders to the extent that said stock may be required by such Bylaws or contract to be offered first to the corporation or to other shareholders at a price to be fixed in accordance with such Bylaws or contract; provided, however, that no such restrictions shall be valid unless stated upon the stock certificate.

    Each holder of record of the common stock shall be entitled to one (1) vote per share of each share of common stock standing in his name on the books of the corporation. No shareholder entitled to vote shall have or exercise the right to accumulate his votes in electing directors or for any other purpose.

    Each holder of record of the non-voting, non-participating cumulative redeemable preferred stock shall be entitled to one vote per share of such stock only upon matters relating solely to the terms and conditions of the non-voting, non-participating cumulative redeemable preferred stock.

    The shareholders of the common stock shall have preemptive rights upon further issuance of common stock whether a new issue or from treasury stock. No shareholder or preferred stock shall have any preemptive rights upon the further issuance of preferred stock of the corporation.






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                                  ARTICLE VIII

    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

    A. To make, alter or repeal the Bylaws of the corporation, subject to the right of the stockholders to review, amend or alter.

    B. To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

    C. To designate one or more committees from the Board which committees shall have such powers and authority as are provided in the resolutions of the Board of Directors, or in the Bylaws of the corporation, but no such committee shall, except as otherwise provided by the Business Corporation Law of Wisconsin, have any power or authority with reference to amending the Articles of Incorporation, adopting an agreement of merger or consolidation, or for the sale, lease or exchange of all or substantially all of the corporation's property and assets, except by consent of the stockholders.

                                   ARTICLE IX

    The number of directors which shall constitute the whole Board of Directors shall be at least three (3). Each director shall continue in office for the term of one (1) year or for the term for which he was named, if less than one
(1) year, and until his successor is elected and has qualified.

    The directors shall choose or elect a chief executive officer, a chief financial officer, and such other officers as may be designated in the Bylaws and offices elected



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at each annual meeting of the Board of Directors, or at a special meeting of the
Board of Directors in case of a vacancy or vacancies to serve as such until the next regular annual meeting of the Board of Directors.

          The names of the members of the first Board of Directors are as follows:

          Curtis John Hubertz
          Craig Hubertz
          JoEllen Hubertz
          Christian J. Hubertz
          Curtis M. Hubertz

Said named directors shall serve as such until the next regular meeting of the shareholders of the corporation.

                                   ARTICLE X

                               Certain Contracts

          No transaction between the corporation and one or more of its directors or officers, or between the corporation and any corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for such reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

                    1. The material facts as to his interest and as to the transaction are disclosed or are known to the Board of


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          Directors or the committee, and the Board or committee in good faith authorizes the transaction by a vote sufficient for such purposes without counting the vote of the interest director or directors; or

               2. The material facts as to this interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or

               3. The transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the transaction.

                                   ARTICLE XI

          The provisions Section 180.05 of the Business Corporation Law of Wisconsin permitting indemnification of employees, officers and directors and others shall be and hereby is incorporated by reference hereto as mandatory upon the corporation and made a mandatory part of these Articles of Incorporation.

                                   ARTICLE XII

          These Articles of Incorporation may not be amended except upon the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of the common stock.


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Christian J. Hubertz
P.O. Box 557
Walworth, Wisconsin  53184

          IN WITNESS WHEREOF, the undersigned has hereunto subscribed his hand this 11 day of April, 1985.

                              /s/ Christian J. Hubertz
                              --------------------------------------------
                              Christian J. Hubertz, Incorporator
                              132 Beloit Street
                              Walworth, Wisconsin  53184




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STATE OF MINNESOTA )

COUNTY OF RAMSEY   )




          On this 11th day of April, 1985, before me, a Notary Public, personally appeared Christian Hubertz to me known to be the person named in and who executed the foregoing instrument and acknowledged to me that he executed the same as his free act and deed and for the uses and purposes therein expressed.



                                                       G.J. Moffet
                                             --------------------------------


               [NOTARY SEAL]
            GREGORY J. MOFFET
           NOTARY PUBLIC-MINNESOTA
               RAMSEY COUNTY
      My Comm. Expires Aug. 21, 1990